Exhibit 10.3

HANCOCK PARENT, LLC

INCENTIVE STOCK OPTION AGREEMENT

PURSUANT TO THE HANCOCK PARENT, LLC

AMENDED AND RESTATED 2015 STOCK OPTION PLAN

AGREEMENT (“Agreement”), dated as of November 1, 2019 (the “Grant Date”), between Hancock Parent, LLC, a Delaware limited liability company (the “Company”), and David Mangum (the “Participant”).

Preliminary Statement

The Committee hereby grants this stock option (the “Option”) as of the Grant Date pursuant to the Hancock Parent, LLC Amended and Restated 2015 Stock Option Plan, and as may be amended from time to time (the “Plan”), to purchase the number of shares of the A-3 Common Shares of the Company (the “Common Stock”) set forth below, to the Participant, as an Non-Employee Director of the Company or one of its Affiliates (collectively, the Company and all of its Affiliates, as applicable (the “Employer”)). Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1. Tax Matters. The Option does not qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended. Such designation shall not affect the validity of the Option and the Option shall constitute a non-qualified stock option.

2. Common Stock Subject to Option; Exercise Price. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Option entitles the Participant to purchase from the Company, upon vesting and exercise, up to 75,000 shares of Common Stock. The exercise price under the Option is $9.05 for each share of Common Stock (the “Exercise Price”).

3. Vesting; Exercise.

(a) Subject to Section 3(e), (i) 25% of the shares of Common Stock subject to the Option shall vest and become exercisable upon the consummation of a Change in Control if and only if General Atlantic (IC), L.P. and its Affiliates (excluding the Company, “GA”) achieve the GA Minimum Targeted Return upon such Change in Control, and (ii) 25% of the shares of Common Stock subject to the Option shall vest and become exercisable upon the consummation of a Change in Control if and only if GA achieves the GA High Targeted Return, in each case, subject to the Participant’s continued employment through such Change in Control (the portion of the Option described in clauses (i) and (ii), referred to as the “Performance-Vesting Portion,” with the percentages stated in clauses (i) and (ii), referred to as the “Applicable Percentage”); provided, however, if the Participant experiences a Termination of Directorship without Cause (including without limitation a resignation for any reason as a member of the Board), and a Change in Control occurs within six (6) months after such Termination, the Applicable Percentage of shares of Common Stock subject to the Option shall vest and become exercisable, to the extent that such Shares would have vested as of the Change in Control pursuant to this Section 3(a) had the Termination occurred on the date of the Change in Control; provided further however, that if a Change in Control does not occur within six (6) months after such Termination, and either (y) Participant’s Termination of Directorship without Cause occurs three (3) years or more after Participant’s appointment as a member of the Board, or (z) GA causes a Termination of Directorship without Cause at any time, in either such case prior to the end of the stock option term as provided in Section 6.4(b) of the Plan, the product of the Applicable Percentage times the Service Time Adjustment of shares of Common Stock subject to the Option shall vest and become exercisable, to the extent that such Shares would have vested as of the Change in Control pursuant to this Section 3(a) had the Termination occurred on the date of the Change in Control. “Service Time Adjustment” shall mean the quotient determined by dividing (A) the number of elapsed days from the Participant’s appointment as a member of the Board through a Termination of Directorship without Cause, by (B) the number of elapsed days from the Participant’s appointment as a member of the Board through the Change in Control. Any of the Performance-Vesting Portion that does not vest in connection with a Change in Control shall terminate and shall not be exercisable immediately after such Change in Control; provided, that if in connection with such Change in Control, GA receives a contingent right to receive cash and/or equity and/or other consideration on or at a future date or time under Section 3(c)(i)(C), then the Performance-Vesting Portion that is unvested as of the date of such Change in Control shall remain outstanding and eligible to become vested solely upon any applicable Contingent Right Payment Date with respect to such contingent right in accordance with the performance criteria set forth in this Section 3(a) through the final applicable Contingent Right Payment Date, regardless of whether the Participant experiences a Termination of Directorship through the applicable Contingent Right Payment Date.

The Performance-Vesting Portion that remains unvested as of the final Contingent Right Payment Date shall be forfeited immediately following such Contingent Right Payment Date. Upon any Termination for Cause following a Change in Control, the Performance-Based Portion that is unvested as of the date of such Termination shall be forfeited immediately following such Termination.

(b) For purposes hereunder, the “GA Minimum Targeted Return” shall mean achievement of a Multiple on Invested Capital by GA of 2.25 or greater. For purposes hereunder, the “GA High Targeted Return” shall mean achievement of a Multiple on Invested Capital by GA of 2.75 or greater. For purposes hereunder, “Initial Shares” shall mean shares of Common Stock acquired by GA in connection with the Initial Investment, as adjusted by stock splits, stock dividends and similar transactions, but excluding, for the avoidance of doubt, any other shares of Common Stock purchased by GA following the Initial Investment. “Initial Investment” shall mean the aggregate cash invested by GA in the equity of the Company, as of February 11, 2019.

(c) As used in the foregoing, “Multiple on Invested Capital” shall mean, the quotient of (i) the sum of (A) the aggregate cash received by GA as proceeds on account of the Initial Shares in any of the Company or any “subsidiary corporation” within the meaning of Section 424(f) of the Code (collectively, the “Company Entities”) including without limitation cash received in the form of dividends, distributions or redemption payments from any of the Company Entities, (B) in connection with a Change of Control, the aggregate value of the equity of any Company Entities retained by GA and any securities or equity received by GA with respect to the Initial Shares, determined based on the same price per share received by GA in such transaction for the equity converted into cash in the transaction, or, if no cash was received in such transaction, the fair market value as determined in good faith by the Committee, and (C) in connection with a merger, sale or similar transaction with an entity other than any of the Company Entities, the aggregate value of any proceeds received by GA in respect of the Initial Shares in the form of a contingent right to receive cash and/or equity on or at a future date or time (such date of determination in this clause (C), the “Contingent Right Payment Date”); provided, however, any contingent rights, whether pursuant to an earnout, escrow or otherwise, shall be taken into account when, as and only if such rights are actually converted into cash and received by GA on the Contingent Right Payment Date; divided by (ii) the sum of (A) the Initial Investment and (B) all fees and expenses incurred by GA in connection with the transaction contemplated in the Agreement and Plan of Merger, dated as of December 11, 2018, by and among the Company, Hancock Merger Sub, Inc., Hancock Midco, LLC, Invoice Cloud, Inc. and Summit Representative, LLC, regardless of whether such fees and expenses are capitalized. For the avoidance of doubt, (1) securities or equity received by GA resulting from proceeds from the issuance of any debt security issued, or execution of any credit facility by the Company Entities, in each case, shall not for this purpose be considered for the purposes of determining the amount of the Initial Investment and (2) any loans made by GA to any of the Company Entities, and the repayment of any such loans, shall not be considered for any purposes of this Section 3(c). Notwithstanding the foregoing, if the vesting of any Option, taken together with the vesting of all other outstanding options to purchase shares of Common Stock or other equity-based awards, would cause the Multiple on Investment Capital to drop below any applicable threshold that must be satisfied as a condition to the vesting of the Performance-Vesting Portion, then any vesting of the Performance-Vesting Portion shall be reduced proportionately with other outstanding Stock Options that vest based on Multiple on Invested Capital, so as to result in the applicable threshold for Multiple on Investment Capital being attained.

(d) Subject to Section 3(f), 50% of the shares of Common Stock subject to the Option shall vest and become exercisable as follows (the “Time-Vesting Portion”): 12.5% of the shares of Common Stock subject to the Option vests one year after the Grant Date; and 3.125% of the shares of Common Stock subject to the Option vests on the first day of each calendar quarter thereafter for a period of three (3) years; provided, however, that the Participant has not experienced a Termination prior to each applicable vesting date. There shall be no proportionate or partial vesting in the periods prior to each vesting date. Notwithstanding anything to the contrary in this Agreement or in the Plan, (a) if there has not been a Termination or expiration of the Option prior to a Change in Control, all shares of Common Stock subject to the Time-Vesting Portion, not previously vested, shall become fully vested and exercisable as of such date of the Change in Control, and (b) if the Participant experiences a Termination without Cause at any time or Participant resigns as a result of or after being employed by or joining a board of directors of a different GA portfolio company, and a Change in Control occurs within six (6) months after such Termination, all shares of Common Stock subject to the Time-Vesting Portion, not previously vested, shall become fully vested and exercisable as of such date of the Change in Control.

(e) To the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option in accordance with the Plan. Notwithstanding the foregoing, the Participant may not exercise the Option unless the offering of shares of Common Stock issuable upon such exercise (i) is then registered under the Securities Act, or, if such offering is not then so registered, the Company has determined that such offering is exempt from the registration requirements of the Securities Act and (ii) complies with all other applicable laws and regulations governing the Option, and the Participant may not exercise the Option if the Committee determines in its reasonable discretion that such exercise would not be so registered or exempt and otherwise in compliance with such laws and regulations.

(f) To exercise the Option, unless otherwise directed or permitted by the Committee, the Participant must:

(i) execute and deliver to the Company a properly completed notice of exercise in the form provided to you by the Company.

(ii) execute and deliver such other documentation as required by the Committee (including, without limitation, the Operating Agreement, any equityholders or other agreement, or a joinder and counterparts thereof) which may set forth certain restrictions on transferability of the shares of Common Stock acquired upon exercise, a right of first refusal or a right of first offer of the Company and other Persons with respect to shares, and such other terms or restrictions as the Board or Committee may from time to time establish, including any drag along rights, tag along rights, transfer restrictions and registration rights, and

(iii) remit the aggregate Exercise Price to the Company in full, payable (A) in cash or by check, bank draft or money order payable to the order of the Company; or (B) on such other terms and conditions as may be acceptable to the Committee.

(g) In addition, unless otherwise directed or permitted by the Committee, the Participant must pay or provide for all applicable withholding taxes in respect of the exercise of the Option, by (i) remitting the aggregate amount of such taxes to the Company in full, in cash or by check, bank draft or money order payable to the order of the Company, or (ii) making arrangements with the Company to have such taxes withheld from other compensation, to the extent permitted by the Committee.

4. Termination. The term of the Option shall be until the tenth anniversary of the Grant Date, after which time it shall expire (the “Expiration Date”) subject to earlier termination in the event of the Participant’s Termination as specified in the Plan and this Agreement. Notwithstanding anything herein to the contrary, upon the Expiration Date, the Option (whether vested or not) shall be immediately forfeited, canceled and terminated for no consideration and no longer shall be exercisable. Except as otherwise provided in Section 3(a), the provisions in the Plan regarding Termination shall apply to the Option.

5. Detrimental Activity. The Participant acknowledges and agrees that (a) in the event that the Participant engages in Detrimental Activity prior to any exercise of the Option (whether vested or unvested), the Option held by the Participant shall thereupon terminate and expire, (b) as a condition of the exercise of the Option, the Participant shall be required to certify

(and in the absence of such certification, shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan, this Agreement and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (c) in the event that the Participant engages in Detrimental Activity during the one-year period commencing on the date that the Option is exercised or becomes vested, the Company shall be entitled to recover from the Participant at any time within one year after such exercise or vesting, and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter).

6. Market Stand-Off. If requested by the Company or the lead underwriter of any public offering of the Common Stock (the “Lead Underwriter”), the Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise Transfer or dispose of, any interest in any Common Stock or any securities convertible into, derivative of, or exchangeable or exercisable for Common Stock, or any other rights to purchase or acquire Common Stock (except Common Stock included in such public offering or acquired on the public market after such offering) during such customary period of time following the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter shall specify (the “Lock-up Period”). The Participant shall further agree to sign such documents as may reasonably be requested by the Lead Underwriter or the Company to effect the foregoing and agree that the Company may impose stop transfer instructions with respect to Common Stock acquired pursuant to an Award until the end of such Lock-up Period.

7. Restriction on Transfer of Option. Unless otherwise determined by the Committee in accordance with the Plan, or as expressly provided in the LLC Agreement or another written agreement between the Participant and the Company (a) neither the Option nor any shares of Common Stock previously acquired by the Participant through the exercise of the Option (“Option Shares”) shall be Transferable other than by will or by the laws of descent and distribution and (b) during the lifetime of the Participant, the Option may be exercised only by the Participant. Any attempt to Transfer the Option or any Option Shares other than in accordance with the Plan shall be void.

8. No Rights as Stockholder or Equityholder. The Participant shall have no rights as a stockholder or equityholder with respect to any shares of Common Stock covered by the Option unless and until the Participant has become the holder of record of such shares, [and no adjustments shall be made for dividends other than stock dividends (whether in cash, in kind or other property), distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan.

9. Call Rights. Pursuant to Section 9.1 of the Plan, in the event that the Participant Termination of Directorship for any reason (a “Separation”), the Company shall have the right (but not the obligation) to purchase Option Shares and the outstanding vested Option (the “Repurchase Option”).

(a) Repurchase Notice. The Company may elect to purchase all or any portion of the outstanding vested Option or any Option Shares by delivering written notice (the “Repurchase Notice”) to the Participant. The Repurchase Notice shall set forth the Option or Option Shares to be acquired, the aggregate consideration to be paid for such Option or Option Shares and the time and place for the closing of the transaction.

(b) Closing. The closing of the purchase of the vested Option or Option Shares pursuant to the Repurchase Option (the “Repurchase Closing”) shall take place on the date designated by the Company in the Repurchase Notice, which date shall not be more than thirty (30) days, nor less than five (5) days, after the delivery of the later of either such notice to be delivered. The Company shall pay for the vested Option or Option Shares to be purchased by it pursuant to the Repurchase Option by first offsetting amounts outstanding under any bona fide debts (if any) owed by the Participant to any of the Company Entities, and shall pay the remainder of the purchase price by a check or wire transfer of funds

(c) Deferral. Notwithstanding anything to the contrary contained in this Agreement, all repurchases of the vested Option or Option Shares by the Company pursuant to the Repurchase Option shall be subject to applicable restrictions contained in the Delaware Limited Liability Company Act, the Delaware General Corporation Law and such other governing corporate, partnership or limited liability company law as is applicable. If any such restrictions prohibit (i) the repurchase of the vested Option or Option Shares hereunder which the Company is otherwise entitled or required to make or (ii) dividends or other transfers of funds from one or more subsidiaries to the Company to enable such repurchases, then the Company may make such repurchases as soon as it is permitted to make repurchases or receive funds from Subsidiaries under such restrictions.

10. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the Plan, this Agreement shall control. With respect to the Common Stock issued upon an exercise of the Option, if and to the extent that this Agreement or the Plan expressly conflicts with any provision of the LLC Agreement or similar agreement between the Participant and the Company (provided that silence as to a matter shall not be deemed a conflict), the Operating Agreement, equityholder or similar agreement shall control, and this Agreement shall be deemed to be modified accordingly. The Participant further acknowledges that as of the Grant Date, this Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the Option and acquisition of stock related thereto and supersedes all prior oral and written agreements and any offer letters relating to the subject matter hereof.

11. Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made:

(a) unless otherwise specified by the Company in a notice delivered by the Company in accordance with this Section 11, any notice required to be delivered to the Company shall be properly delivered if delivered to:

Hancock Parent, LLC

30 Braintree Hill Office Park, Suite 303

Braintree, MA 02184

Tel: ###

Fax: ###

Attn: CFO

(b) if to the Participant, to the address on file with the Company.

Any notice, demand or request, if made in accordance with this Section 11 shall be deemed to have been duly given: (i) when delivered in person; (ii) three days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service.

12. No Right to Employment. This Agreement is not an agreement of employment. None of this Agreement, the Plan or the grant of the Option hereunder shall (a) guarantee that the Employer will employ the Participant for any specific time period or (b) modify or limit in any respect the Employer’s right to terminate or modify the Participant’s employment or compensation.

13. Dispute Resolution. All controversies and claims arising out of or relating to this Agreement, or the breach hereof, shall be settled by the Employer’s mandatory dispute resolution procedures as may be in effect from time to time with respect to matters arising out of or relating to Participant’s employment with the Employer.

14. Severability of Provisions. If at any time any of the provisions of this Agreement shall be held invalid or unenforceable, or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of the activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement and the Company and the Participant agree that the provisions of this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provisions had not been included; provided that if the Company’s call rights and rights of first refusal or rights of first offer set forth in the Operating Agreement, this Agreement or any other agreement between the Participant and the Employer, the execution or exercise of which may be held invalid or unenforceable, the Option shall be cancelled and terminated.

15. Withholding of Taxes. The Company shall have the right to deduct from any payment to be made to the Participant pursuant to this Agreement, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld.

16. Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

17. Construction. Wherever any words are used in this Agreement in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. As used herein, (i) “or” shall mean “and/or” and (ii) “including” or “include” shall mean “including, without limitation.” Any reference herein to an agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

Hancock Parent, LLC

By:	/s/ C. Thomas Allgood

Name:	C. Thomas Allgood
Title:	Chief Financial Officer

/s/ David Mangum
David Mangum